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                   [WILMER, CUTLER & PICKERING LETTERHEAD]

                                        August 1, 1997

NHP Incorporated
Suite 400
8065 Leesburg Pike
Vienna, VA 22182-2738

Ladies and Gentlemen:

        We have acted as tax counsel to NHP Incorporated ("NHPI") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form 10 (the "Registration Statement") pursuant to Section 12(g) of the Securities Act of 1934, for the registration of Securities, which are described in the Information Statement that forms a part of the Registration Statement (the "Information Statement"). All capitalized terms not otherwise defined herein shall have the same meaning ascribed to such terms in the Information Statement.

        We have examined copies of the following documents: (1) the Registration Statement, including the Information Statement; (2) the Rights Agreement; (3) the Merger Agreement; and (4) such other documents as we have deemed relevant for purposes of the opinion set forth herein.

        In our examination of such documents, we have assumed, without independent inquiry, the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of any such copies, and the legal capacity of all natural persons.

        Based on and subject to the foregoing, it is our opinion that the discussion set forth in the Information Statement under the heading "Federal Income Tax Consequences of the Rights Distribution and the Maturity of the Rights" constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the Rights Distribution and the Maturity of the Rights to NHPI and NHPI shareholders under current law.

        The foregoing opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder, court decisions, and administrative determinations as currently in effect, all of which are subject to change, prospectively or retroactively, at any time. We undertake no obligation to update or supplement this opinion to reflect any changes in laws that may occur after the date hereof.

        This opinion has been prepared solely for your use in connection with the filing of the Registration Statement and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein under the headings "Federal Income Tax Consequences of the Rights Distribution and the Maturity of the Rights" and "Legal Matters" in the Information Statement.


                                              Very Truly Yours,

                                              WILMER, CUTLER & PICKERING


                                          By: /s/ Robert B. Stack
                                              -----------------------------
                                              Robert B. Stack
                                              A Partner